PROSPECTUS SUPPLEMENT NO. 2 (to Prospectus Dated June 25, 2004)	Filed Pursuant to Rule 424(b)(3) File No. 333-116110

3,483,996 Shares

Common Stock
___________________

This Prospectus Supplement No. 2 supplements the prospectus dated June 25, 2004 and Prospectus Supplement No. 1 dated October 26, 2004, relating to the 3,483,996 shares of common stock of BioSante Pharmaceuticals, Inc. that may be offered for sale for the account of several stockholders of BioSante, their respective donees or pledgees, as stated under the heading “Plan of Distribution” in the original prospectus.

This Prospectus Supplement No. 2 is being filed to update the original table of Selling Stockholders in the original prospectus, as supplemented, with respect to a change in beneficial ownership that has occurred since the date of the original prospectus, as supplemented. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus, as supplemented. This Prospectus Supplement No. 2 is qualified by reference to the original prospectus, as supplemented, except to the extent that the information contained in this Prospectus Supplement No. 2 supersedes the information contained in the original prospectus, as supplemented.

The common stock offered involves a high degree of risk. We refer you to “Risk Factors,” beginning on page 8 of the original prospectus.

___________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.
___________________

The date of this Prospectus Supplement No. 2 is April 27, 2007

SELLING STOCKHOLDERS

The table of selling stockholders in the original prospectus lists ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and Paul Scharfer as beneficially owning shares issuable upon exercise of warrants of which could be offered for sale by these stockholders pursuant to the original prospectus, as supplemented. In April 2007, each of ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and Paul Scharfer, respectively, transferred warrants to purchase 12,030, 2,895, 1,950 and 5,625, respectively, of BioSante common stock to Crestview Capital Master, LLC. The table of selling stockholders as it relates to the shares of BioSante common stock listed as held by ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and Paul Scharfer in the original prospectus, as supplemented, is hereby updated through April 27, 2007 and amended to reflect the foregoing as follows:

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options, Warrants, and Class C Special Stock	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered	Number	Percentage
ProMed Partners, L.P. (1)	0	0	--	0	0	--
ProMed Partners II, L.P. (1)	0	0	--	0	0	--
ProMed Offshore Fund, Ltd. (1)	0	0	--	0	0	--
Paul Scharfer (2)	0	37,500	*	37,500	0	--
Crestview Capital Master, LLC (3)	197,500	197,500	*	22,500	175,000	*
__________________________________
* Less than one percent (1%)

(1) David Musket and Barry Kurokawa, as the two investment managers of ProMed Offshore Fund, Ltd., ProMed Partners II, L.P. and ProMed Partners, L.P. have investment and voting power over the shares of BioSante common stock held by ProMed Offshore Fund, Ltd. ProMed Partners II, L.P. and ProMed Partners, L.P. David Musket is an affiliate of Musket Research Associates, Inc., a registered broker-dealer. Each of ProMed Offshore Fund, Ltd., ProMed Partners II, L.P and ProMed Partners, L.P. has represented to us that it purchased the shares being offered under this prospectus in the ordinary course of business, and at the time of purchase, had no agreements or understandings to distribute the shares.

(2) Paul Scharfer is a registered representative of Musket Research Associates, Inc., a registered broker-dealer. Paul Scharfer has represented to us that he purchased the shares being offered under this prospectus in the ordinary course of business, and at the time of purchase, had no agreement or understanding to distribute the shares.

(3) Crestview Capital Partners, LLC is the sole manager for Crestview Capital Master, LLC. The power to vote or dispose of the shares beneficially owned by Crestview Capital Master, LLC is shared by Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom disclaim beneficial ownership of the shares beneficially owned by Crestview Capital Master, LLC. Stewart Flink, a manager of Crestview Capital Partners, LLC, is the controlling shareholder of Dillon Capital Inc., a registered broker-dealer. Crestview Capital Master, LLC has represented to us that it purchased the shares being offered under this prospectus in the ordinary course of business, and at the time of purchase, had no agreements or understandings to distribute the shares.